Exhibit 10.1

THIRD AMENDED AND RESTATED FORBEARANCE AGREEMENT

THIS THIRD AMENDED AND RESTATED FORBEARANCE AGREEMENT (this “Agreement”), dated as of February 13, 2009, is entered into by and among the financial institutions identified on the signature pages hereto (collectively, the “Lenders”), U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, the “Agent”), Westaff (USA), Inc., a California corporation (the “Borrower”), and Westaff, Inc., a Delaware corporation and the sole shareholder of the Borrower, as parent guarantor (the “Parent Guarantor”), with reference to the following facts:

RECITALS

A.                                   The Borrower, the Parent Guarantor, the Agent and the Lenders are parties to a Financing Agreement, dated as of February 14, 2008, as amended (collectively, the “Financing Agreement”), pursuant to which the Agent and the Lenders provide certain credit facilities to the Borrower.

B.                                     Certain Events of Default have occurred and are continuing under Section 11.1(b)(1) of the Financing Agreement.  Such Events of Default were caused by the Borrower’s failure to comply with Section 10.28 of the Financing Agreement, due to the Borrower’s failure to achieve a Fixed Charge Coverage Ratio of at least 1.25 to 1.00 for the Applicable Period ended April 19, 2008 through each Applicable Period ending on or before April 7, 2009 (the “Existing Events of Default”).

C.                                     At the request of the Borrower and the Parent Guarantor, the Agent and the Lenders entered into a Forbearance Agreement with the Borrower and the Parent Guarantor dated as of July 31, 2008 (the “First Forbearance Agreement”), pursuant to which the Agent and the Lenders agreed to forbear from exercising their available default rights and remedies under the Financing Agreement, the other Loan Documents, applicable law and equity (collectively, “Default Rights and Remedies”) in response to the occurrence and continuance of the Existing Events of Default through August 26, 2008.

D.                                    At the request of the Borrower and the Parent Guarantor, the Agent and the Lenders also entered into an Amended and Restated Forbearance Agreement with the Borrower and the Parent Guarantor dated as of August 26, 2008 (the “Second Forbearance Agreement”), pursuant to which the Agent and the Lenders agreed to forbear from exercising their Default Rights and Remedies in response to the occurrence and continuance of the Existing Events of Default through September 30, 2008.

E.                                      At the request of the Borrower and the Parent Guarantor, the Agent and the Lenders also entered into a Second Amended and Restated Forbearance Agreement with the Borrower and the Parent Guarantor dated as of September 30, 2008, as amended (collectively, the “Second A&R Forbearance Agreement”), pursuant to which the Agent and the Lenders agreed to forbear from exercising their Default Rights and Remedies in response to the occurrence and continuance of the Existing Events of Default through December 19, 2008.

F.                                      The Borrower and the Parent Guarantor have requested that the Agent and the Lenders agree to continue to forbear from exercising their Default Rights and Remedies in response to the occurrence and continuance of the Existing Events of Default through April 7, 2009.

G.                                     The Agent and the Lenders are willing to continue to forbear from exercising their Default Rights and Remedies in response to the occurrence and continuance of the Existing Events of Default through April 7, 2009 on the terms and conditions set forth in this Agreement, which shall amend, restate, replace and supersede (but which shall not cause a novation of) the Second A&R Forbearance Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.                                       Defined Terms.  Any and all initially-capitalized terms used in this Agreement (including, without limitation, in the recitals to this Agreement) without definition shall have the respective meanings assigned thereto in the Financing Agreement.

2.                                       Limited Forbearance Agreement.  So long as no Forbearance Events of Default (as hereinafter defined) occur hereunder during such period, the Agent and the Lenders hereby agree to forbear from exercising any of their Default Rights and Remedies in response to the occurrence and continuance of the Existing Events of Default throughout the period commencing on the date of this Agreement and ending on April 7, 2009 (the “Forbearance Period”).  Upon the occurrence of a Forbearance Event of Default, at the option of the Agent, the Forbearance Period shall immediately terminate.

3.                                       No Waiver.  The agreement of the Agent and the Lenders under Section 2 of this Agreement conditionally to forbear from exercising their Default Rights and Remedies throughout the Forbearance Period shall not constitute a waiver of the Existing Events of Default, and the Agent and the Lenders hereby expressly reserve all their Default Rights and Remedies in connection with the Existing Events of Default.

4.                                       Amendment of Travelers Letter of Credit.  On the effective date of this Agreement, US Bank shall amend the Irrevocable Standby Letter of Credit in the face amount of $27,000,000 issued by U.S. Bank to The Travelers Indemnity Company, with an expiration date of February 28, 2009, to extend its expiration date to April 7, 2009.

5.                                       Amendment of Ohio Bureau of Worker’s Compensation Letter of Credit.  On the effective date of this Agreement, US Bank shall amend the Irrevocable Standby Letter of Credit in the face amount of $253,000 issued by U.S. Bank to the Ohio Bureau of Worker’s Compensation, with an expiration date of February 28, 2009, to extend its expiration date to April 7, 2009.

6.                                       Agreements Regarding Credit Facility.

A.  Reduction of Credit Facility.  The Revolving Credit Commitments are hereby reduced to Twenty-Eight Million Dollars ($28,000,000).  The respective Revolving Credit Commitments of the Lenders are set forth on Schedule 1 to this Agreement.

B.  No Additional Loans.  In light of the reduction of the Revolving Credit Commitments pursuant to Section 6A and the amount of the outstanding Letters of Credit, the Borrower shall have no further right to request, and the Agent and the Lenders shall have no further obligation to make, any additional Revolving Loans under the Financing Agreement, other than forced loans due to draws upon the outstanding Letters of Credit.

C.  Use of Excess Cash.  The Borrower may use its operating cash on deposit in the Special Account for the Borrower’s working capital needs, provided that the use of such cash does not cause a Borrowing Base Deficiency.  Each day, the Agent shall recalculate the Borrowing Base and determine whether any Borrowing Base Deficiency has occurred by (i) increasing the Borrowing Base by the amount of all new Eligible Receivables reported by the Borrower to the Agent on the preceding day, (ii) reducing the Borrowing Base by the amount of all collections on Eligible Receivables received in the Special Account on that day, and (iii) increasing the Borrowing Base by the amount of all Available Cash added to the Special Account on that day.

                                                D.  Weekly Adjustments to Reserve for Payroll and Payroll Taxes.  The Agent shall adjust weekly the reserve against Revolving Credit Availability that it maintains in accordance with Section 8 below to cover the Borrower’s payroll and payroll tax obligations.

7.                                       Amendments to Definitions.

A. Amendments to Definitions of “Borrowing Base” and “Borrowing Base Deficiency.”  Section 1.1 of the Financing Agreement is hereby amended such that the definitions of “Borrowing Base” and “Borrowing Base Deficiency” shall be amended and restated in their entirety as follows:

“Borrowing Base” means, as of any time, an amount in Dollars equal to the sum of:

(i)            the Eligible Billed Receivables Advance Rate applied to the Net Amount of Eligible Billed Receivables then outstanding; plus

(ii)           the Eligible Unbilled Receivables Advance Rate applied to an amount equal to the lesser of (a) the Net Amount of Eligible Unbilled Receivables then outstanding and (b) an amount equal to 20% of the Net Amount of Eligible Billed Receivables then outstanding; plus

(iii)                               Available Cash (including the Additional Guarantor Collateral); less

(iv)                              the then Reserve Amount.

“Borrowing Base Deficiency” means the failure, as of any time, of Revolving Credit Availability to be greater than or equal to Zero Dollars.

B.  Addition of Definition of “Additional Guarantor Collateral.”  Section 1.1 of the Financing Agreement is hereby further amended and supplemented by adding therein a new definition of “Additional Guarantor Collateral” as follows:

“Additional Guarantor Collateral” shall mean (i) any cash collateral in a blocked deposit account at U.S. Bank in which the Agent has a first-priority security interest perfected by control, securing the obligation of an Additional Guarantor under its Additional Guaranty, or (ii) any irrevocable standby letter of credit issued by a commercial bank reasonably satisfactory to the Agent and the Lenders, naming the Agent as beneficiary, securing the obligation of an Additional Guarantor under its Additional Guaranty.

8.                                       Reserve for Payroll and Payroll Taxes.  The Agent shall continue to maintain a reserve against Revolving Credit Availability to cover the Borrower’s payroll and payroll tax obligations.  The required amount of such reserve shall be equal to the sum of (i) the Borrower’s actual accrued Federal Unemployment Tax Act and State Unemployment Tax Authority payroll tax liabilities, which liabilities the Borrower shall accrue weekly and (ii) the estimated amount of the Borrower’s payroll obligations to temporary employees, which estimate shall be adjusted each week, based upon the Borrower’s average payroll obligations for the immediately preceding two weeks (excluding any holiday week).  The payroll reserve required under this Section 8 shall constitute the Reserve Amount for the purpose of calculating the Borrowing Base.

9.                                       Continued Imposition of Default Interest.  The Agent shall continue to assess interest on the Obligations at the Default Rate throughout the Forbearance Period.

10.                                 Suspension of Agent Advances.  The Agent hereby agrees not to incur any Agent Advances pursuant to Section 13.10.6 of the Financing Agreement so long as no Forbearance Event of Default occurs.  The Borrower and the Lenders acknowledge and agree that the Agent may incur Agent Advances, subject to the limitations set forth in Section 13.10.6 of the Financing Agreement, from and after the occurrence of a Forbearance Event of Default as the Agent in its discretion may deem necessary or desirable to enforce the available Default Rights and Remedies of the Agent and the Lenders, provided that such Agent Advances do not cause a Borrowing Base Deficiency.

11.                                 Deletion of Overadvances Provision.  Section 13.11 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“13.11  Intentionally Deleted.”

12.                                 General Release.  In consideration of the agreement of the Agent and the Lenders to enter into this Agreement and hereby conditionally forbear from exercising their available Default Rights and Remedies throughout the Forbearance Period, the Borrower and the Parent hereby release, discharge and acquit the Agent, each Lender and their respective agents, servants, employees, successors and assigns from any and all claims, demands, liabilities, obligations and causes of action, whether known or unknown, against them, which the Borrower or the Parent now own or hold, which the Borrower or the Parent has at any time heretofore owned or held, or which the Borrower or the Parent hereafter may own or hold, by reason of any action, matter, cause or thing whatsoever done prior to the date of this Agreement, including specifically, but not limited to, any and all claims, demands, rights and causes of action whatsoever arising out of or which could be alleged to arise out of the Financing Agreement or any of the other Loan Documents.

It is the intention of the Borrower and the Parent in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, and cause of action hereinabove specified, and in furtherance of this intention the Borrower and the Parent each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her might have materially affected his or her settlement with the debtor.”

The Borrower and the Parent acknowledge that each of them may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this Agreement shall be and remain effective in all respects notwithstanding any such differences or additional facts.

13.                               Forbearance Events of Default.  The following events shall constitute Forbearance Events of Default hereunder:

A.  Termination of Merger Agreement.  If either Koosharem Corporation, a California corporation doing business as Select Staffing (“Select Staffing”), or the Borrower terminates the Agreement and Plan of Merger dated as of January 28, 2009 by and among Select Staffing, Select Merger Sub Inc., a Delaware corporation, and the Borrower for any reason;

B.  Occurrence of a Borrowing Base Deficiency.  If a Borrowing Base Deficiency occurs;

C.  Revocation of Additional Guaranty.  If any Additional Guarantor revokes its Additional Guaranty;

D.  Failure to Extend Term of Travelers Insurance Policy.  The Borrower fails to deliver satisfactory evidence to the Agent by April 1, 2009 that Travelers has extended the term of the Borrower’s workers compensation insurance policy from the current policy termination date of April 1, 2009 to a new termination date after April 7, 2009 which is reasonably satisfactory to the Agent and the Lenders; or

E.  Other Events of Default.  The occurrence, discovery or disclosure of any other Event of Default (other than the Existing Events of Default).

Upon the occurrence of a Forbearance Event of Default, the Agent and the Lenders shall be relieved of their respective obligations hereunder to forbear from exercising their available Default Rights and Remedies and immediately may exercise all such rights and remedies.

14.                                 Conditions Precedent.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions:

A.  This Agreement.  The Agent shall have received this Agreement, duly executed by the Borrower, the Parent Guarantor, the Agent and each of the Lenders;

B.  Additional Guaranty.  The Agent shall have received any additional Guaranty agreements that are required by the Agent and the Lenders, in form and substance reasonably satisfactory to the Agent and the Lenders (each, an “Additional Guaranty”), from one or more Guarantors that are reasonably satisfactory to the Agent and the Lenders (any of such Guarantors being an “Additional Guarantor”), and if required by the Agent and the Lenders, secured by such cash collateral or letters of credit as are reasonably satisfactory to the Agent and the Lenders; and

C.  Confirmation by Additional Guarantors.  Each Additional Guarantor shall have confirmed in writing to the Agent that this Agreement is acceptable in form and substance to such Additional Guarantor.

15.                                 Reaffirmation and Ratification.  The Borrower and the Parent Guarantor hereby reaffirm, ratify and confirm their respective Obligations under the Financing Agreement and the other Loan Documents, acknowledge that all of the terms and conditions in the Financing Agreement remain in full force and effect, and further acknowledge that the security interests granted to Agent in the Collateral are valid and perfected.

16.                                 Integration.  This Agreement constitutes the entire agreement of the parties in connection with the subject matter hereof and cannot be changed or terminated orally.  All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Agreement.

17.                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute but one and the same agreement.

18.                                 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws (as opposed to the conflicts of law principles) of the State of California.

[Rest of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective duly authorized officers as of the date first above written.

WESTAFF (USA), INC.,
a California corporation,
as the Borrower

By:	/s/ Christa C. Leonard
Christa C. Leonard
Chief Financial Officer

WESTAFF, INC.,
a Delaware corporation,
as the Parent Guarantor

By:	/s/ Christa C. Leonard
Christa C. Leonard
Chief Financial Officer

1

U.S. BANK NATIONAL ASSOCIATION,
as the Agent

By:	/s/ Suzanne E. Geiger
Suzanne E. Geiger
Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Suzanne E. Geiger
Suzanne E. Geiger
Senior Vice President

2

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Tony S. Lee
Tony S. Lee
Vice President

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SCHEDULE 1.1

REVOLVING CREDIT COMMITMENTS

LENDER	REVOLVING CREDIT COMMITMENT	PRO RATA SHARE

U.S. Bank National Association	$16,800,000	60.00%

Wells Fargo Bank, National Association	$11,200,000	40.00%
Total:	$28,000,000	100.00%

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